Shareholder Update

Shareholder Meeting Results
A special meeting of the fund's shareholders was held on March 15, 2001.
Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1)	The fund's shareholders approved a change in the fund's investment restriction governing investments in real estate. The following votes were cast regarding this matter:

   Shares	Shares		            Broker
Voted For	Voted Against	Abstentions Non Votes
  5,418,410	 359,002	157,365       ---


Annual Meeting Results
An annual meeting of the fund's shareholders was held on August 27, 2001. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.


(1)  The fund's shareholders elected the following ten directors:

					Shares		Shares Withholding
					Voted For	Authority to Vote
Robert J. Dayton			 3,521,349      	595,074
Andrew S. Duff				 4,080,027	        36,396
Roger A. Gibson				 4,082,561	        33,862
Andrew M. Hunter III			 4,082,773	        33,650
Leonard W. Kedrowski			 4,082,809	        33,614
John M. Murphy, Jr.			 4,078,695	        37,728
Richard K. Riederer			 4,082,609	        33,814
Joseph D. Strauss			 4,082,942 	         33,481
Virginia L. Stringer			 4,082,694	        33,729
James M. Wade				 4,082,338	        34,085

(2) The fund's shareholders ratified the selection by the fund's Board of Directors of Ernst & Young as the independent public accountants for the fund for the fiscal year ending November 30, 2001. The following votes were cast regarding this matter:

    Shares	Shares			      Broker
Voted For	Voted Against	Abstentions	Non Votes
  4,068,784     31,019		 16,619	 	  1